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EXHIBIT 99.1

TRANSCRIPT OF MIDWAY GAMES INC.
FOURTH QUARTER AND FULL YEAR 2003
FINANCIAL RESULTS CONFERENCE CALL
FEBRUARY 25, 2004

Operator:	Ladies and Gentlemen, thank you for standing by. Welcome to the Midway Games Fourth Quarter and Year 2003 Results. During the presentation all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time if you have a question, please press * then the number one on your telephone. If you would like to withdraw your question press the # key. As a reminder, this conference is being recorded Wednesday, February 25, 2004. I would now like to turn the conference over to Miguel Iribarren, Vice President of Corporate Communications and Strategic Planning. Please go ahead sir.
Miguel Iribarren:
Thank you operator. Good afternoon everyone. With us on the call today are our President and CEO, David F. Zucker and our Chief Financial Officer, Tom Powell. I will begin today's call with the customary legal disclosures, after which Tom will discuss our financial performance for the quarter and full year. David will then provide his comments and thoughts regarding our strategy and direction going forward including outlining our financial guidance. After David's remarks we will open up the line for questions. With that I'll read our safe harbor statement and then turn the call over to Tom.

Ladies and Gentlemen, the following presentation responses to questions may contain forward-looking statements concerning future business conditions and the outlook for Midway based on currently available information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of such risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under the heading "Risk Factors" in the prospectuses filed by Midway with the Securities and Exchange Commission on December 22, 2003. Tom?
Thomas Powell:
Good afternoon. Thanks Miguel. Let's start with fourth quarter results. Revenues for the quarter were $30.1 million, down from $80.2 million in the same quarter last year. The decrease is primarily due to an overlap of the North American launch of Mortal Kombat: Deadly Alliance which was introduced in November of 2002.

Our revenue mix by platform was: 60% on the PlayStation 2; 27% on the Xbox; 7% on the GameCube; 4% on the Game Boy Advance and 2% on all other platforms. Our international business contributed approximately 11% of total revenues for the quarter.
The net loss for the quarter was $27.8 million, compared with a net loss of $24.7 million last year. The loss applicable to common stock was $28.6 million, compared with $25.0 million last year.

Included in the fourth quarter results were $5.8 million of charges relating to the write down of capitalized product development costs, primarily associated with titles that are expected to be released in 2004.

Turning to the full year results: Revenues for the year were $92.5 million, down from $191.9 million last year. The decrease is primarily due to our North American business where revenues decreased by $104.8 million to $69.2 million. We released 28 individual videogame products (or "shop keeping units") in North America during fiscal 2003 versus 42 individual videogame products during fiscal 2002. During the second quarter of 2003, we made a decision to add more time and effort to the development of several videogames including The Suffering, NBA Ballers and Psi-Ops. As a result of this decision, these games were moved out of 2003 and into 2004. While these decisions had a negative impact on the 2003 results, we believe it truly was the right business decision, as the extended development timelines have afforded us the opportunity to significantly increase the quality of the delayed games.

The revenue mix by platform was: 58% on the PlayStation 2; 25% on the Xbox; 9% on the GameCube; 5% on the Game Boy Advance and 3% on all other platforms. During 2003 our international business contributed approximately 25% of the total revenues as compared to 9% during 2002.
The net loss for the year was $115.2 million, compared with a net loss of $53.8 million last year. The loss applicable to common stock was $117.9 million, compared with $73.6 million last year.

During 2003 we undertook a number of initiatives in order to re-align our operations with our new business strategy and to obtain further expense and operational efficiencies. As a part of these initiatives, we completed the consolidation of our Milpitas and San Diego development facilities; we relocated our marketing organization to our Chicago headquarters and built out that team by hiring industry veterans to lead the key marketing disciplines; and we also terminated products in our development pipeline that did not fit with our new corporate strategy of fewer, bigger, and better. As a result of such initiatives, the 2003 results include the following charges: $33.2 million of charges relating to the write down of capitalized product development expenses; $9.7 million of net restructuring charges primarily relating to the consolidation of California product development and marketing operations; and $9.5 million of charges incurred under the terms of the Company's severance agreement with our former CEO.
At the end of 2003, the balance of capitalized product development costs stood at approximately $11.3 million. This compares to a balance of $28.8 million at the end of 2002.

Looking at receivables, gross receivables at December 31 were $25.2 million. Reserves for price concessions, returns and un-collectable accounts were $9.4 million or 38% of the gross trade receivable. Days sales outstanding were 48 days.

Cash used in operations was $48.4 million for the year. Our quarterly overhead cash expense is currently running in the range of $7.5 million for our corporate and administrative functions, and our sales and marketing infrastructure and another $16 million per quarter for our product development efforts.

Our December 31st cash balance stood at $41.7 million. Of note, on October 14th, we completed a private placement of common stock with net proceeds after transaction costs of approximately $23.5 million.

Now despite our year end cash balance of over $40 million, we have enacted a number of initiatives to further solidify our liquidity position including: we are currently negotiating a credit facility that would provide for a $15 million 5 year term loan and a $15 million working capital facility and look for more specifics on this in the not too distant future. We are also pursuing a sale leaseback type of financing arrangement of our corporate headquarters and parking facility.

We expect that our current liquidity position combined with the expected cash generated from our operations and the mentioned financing initiatives will provide sufficient liquidity for us to continue to operate our business in the coming year and to invest appropriately in product development for 2005 and 2006.
This concludes the financial update. Let me now turn it over to David Zucker who will then go over our business operations and ongoing strategy. David?
David Zucker:
Thanks Tom. Our results for the full year 2003 and fourth quarter were very poor. Last year, we made several key decisions that include refocusing our strategy, reorganizing certain areas of the company, adding additional time to develop several key products and canceling a number of other products. Our business has a lead-time requirement, and many of the changes we have initiated are only recently beginning to yield results. We are now in great shape to significantly improve our performance in 2004, and improve it further in 2005.

Our outlook for the year ending December 31, 2004, anticipates revenues of approximately $140.0 million, an over 50% increase versus the prior year, with a net loss of approximately $20.0 million, a $95.0 million improvement versus the prior year. For the quarter ending March 31, 2004, we expect revenues of approximately $12.0 million with a net loss of approximately $19.0 million. We expect to release seven major titles this year beginning with The Suffering on March 8. This unique and fresh take on the survival horror genre is already generating great buzz in the enthusiast gamer community. Our second major release this year will be NBA Ballers in early April. Our summer releases include MLB Slugfest Loaded and Psi-Ops. Our fall releases include sequels to Midway franchises, Mortal Kombat, Area 51 and Narc. In addition to these major title releases, we expect to ship several other products in 2004 including value-priced games and PC games.

After arriving at Midway last May, I challenged our management team to focus on three key initiatives that would be paramount to Midway's turnaround and future success. The first of these three initiatives was to focus on the quality and cultural relevance of the games that we were making. The importance of accomplishing this initiative was reiterated by the recent holiday quarter. Games that succeeded were either those that differentiated themselves by their overall quality: in terms of gameplay, presentation, storytelling, or those that effectively tapped into subject matter with relevance to the mass consumer market. With notable exceptions, Midway's games over the last few years have been lacking on both the quality and cultural relevance fronts. Cultural relevance is easier to fix than quality, and doing so draws directly from my background. Both the gaming enthusiast press and our major retailers are telling us that our 2004 slate of games is back on track on this front, while management believes our 2005 and 2006 slate will be even more so.

One of the reasons for Midway's product quality issues over the past few years was that it strayed from its core competencies by making games outside of them in some situations, like platformers or cartoon character kart racers. We moved quickly last year to make sure our product strategy going forward was laser-focused on making games in genres that we had a demonstrated competency in, and a passion for: games targeted at gamers 17 years and older, sports games that emphasized over-the-top or lifestyle elements, and games that leverage our established franchises. We have narrowed our product plan to focus only on games that fit this strategy. While this has produced a smaller product release schedule, we believe we now have a slate of games with a much stronger chance of success. This also dovetails with the industry trend towards, and Midway's adoption of, a fewer, bigger, better approach to making games with more marketing muscle behind each one of them.

Another important step we took towards addressing quality and relevance last year was upgrading our product development operations to include more talented personnel. We are now more aggressively building our base of internal product development talent in the Company and we expect to increase our internal product development capacity over the next two years, but only with talent that we consider the best in the industry. We expect to pursue this talent both at the individual level as well as the developer level.

Talent, of course, is only part of the formula for building a successful product development organization. The organization and management of these resources is at least, if not more, critical to producing winning products. To this end, we have reorganized and redirected management resources toward those most critical product development processes. For example, we now have a deeper management staff overseeing our externally produced games: for example, we have dedicated experienced producers for each game. We now have more resources focused on the presentation aspects of our games, with the addition of experienced cinematic, art talent, and storytellers. And we now have a focused, better-managed Quality Assurance group that works more proactively with game development.

With these changes well under way, we are beginning to see tangible results. For example, our games have typically required 2, 3, or even 4 submissions to the console manufacturers before they were approved. Now we are seeing approval generally on the 1stand sometimes 2nd pass. This is a good indication that our products are being delivered in a more polished stage and cuts down on time to market at the critical end-of-development calendar giving us more time for marketing and fine-tuning as well as improving our on-time delivery. Our most recent title to pass through Sony and Microsoft, The Suffering, received approval on its first pass through both manufacturers and should make its launch date of March 8.

Of course, the most important demonstration that we are improving in the product development arena is to ship good games. We believe our next two product offerings will produce firm evidence of this. We believe The Suffering and NBA Ballers are two of the best games in their respective genres.

The second area our management team has focused on is improving our relationships with our retail partners. Access to retail shelves was something that hurt us in 2003. For example, Freestyle Metal X, Freaky Flyers, and Roadkill all failed to achieve distribution to some key retailers. As retailers have moved to more of a just-in-time inventory situation, one of the keys for sales success is not how large the initial ship in is, but rather having full distribution so that it is available to all potential customers. Retailers will move quickly to reorder hot games, but only if they make it onto the shelves initially. As a result of a number of initiatives begun last year as well as a demonstrated new marketing competency, Midway is in a significantly better position with the major retailers for 2004. Retailers are telling us that they are more confident about the ability of our 2004 titles to perform and the ability of our new marketing team to execute. The proof is in the pudding, and we now have confidence that we will have full distribution across all of the major accounts for our first two games this year: The Suffering and NBA Ballers.

The third initiative we have focused on is improving pre-launch awareness for, as well as the marketing of, our games. The ability to create awareness, affinity, and anticipation for videogame titles before they hit store shelves has become increasingly important. Midway's execution on this front over the past few years could have been better. To address this, we have done two things:

First, we shut down our marketing organization in Milpitas, California and moved the operation to our headquarters here in Chicago, Illinois. In conjunction with this move, we have upgraded the talent in our marketing organization by replacing half of the department and hiring new senior personnel for all of the key positions. New talent was brought in from successful videogame competitors including: Mona Hamilton, Vice President Marketing, from UBI Soft, Matt Broughton, Director of Marketing for Europe from Atari, Reilly Brennan, Director of PR, from THQ, Greg Mucha, Director of Channel Marketing from V-Tech, and most recently Steve Allison, our new Chief Marketing Officer, from Atari. All of these senior managers have demonstrated success in the new product launch and marketing arenas and bring a wealth of videogame industry experience to Midway. Early results from our new organization in 2004 have been impressive; the level of PR and marketing exposure for our 2004 products has risen dramatically with several high-profile successes including a commitment by MTV to produce a "Making of NBA Ballers" 30-minute televised segment that will air multiple times during prime time around the product's launch in April. In addition, our next Mortal Kombat fighting game due out this fall has already secured two high-profile enthusiast magazine covers in the U.S. and we are targeting four more in Europe. Likewise, one of our summer releases, Psi-Ops, has already secured an enthusiast magazine cover here in the states and we expect to be even more successful in Europe where it is generating significant early interest.

The second major step we took to improve pre-launch awareness for our games was to change the culture of the company so that creating visibility and awareness of our games with consumers, retailers, and media is not just a marketing function, but rather a company-wide responsibility. To effect this, we created a measuring and monitoring process for quantifying the level of pre-launch awareness for not just our titles, but our competitors as well so that we could constantly benchmark and assess our performance. We also spent months working with and setting up processes for our product development, marketing, and PR functions to ensure that they were all working hand-in-hand to market our games. Creating the assets needed to build an effective pre-launch awareness program puts stress on the product development process and requires them to "build games in order of presentation" and schedule the creation of marketing assets as part of their production plan. For a number of reasons, our product development groups were not executing as well as they could have on this historically. They are now.

The combination of the culture shift in product development, a competent and proven marketing team and a disciplined and rigorous approach to creating pre-launch awareness has produced dramatic results. By our internal metrics, the level of interest from enthusiast gamers for our next two product releases, The Suffering and NBA Ballers, is 10 times that of the average game we launched last year. Another metric of pre-launch awareness for The Suffering, pre-sell orders, is the highest we have seen for a title since we launched Mortal Kombat Deadly Alliance in 2002.

While we have made headway on these three initiatives, we recognize there remains much more to accomplish and we expect to continue reporting progress on these fronts over the course of the coming year.

In addition, there is one more initiative I would like to add to the list of items our management team is focusing upon: improving our credibility with Wall Street and the investment community. To do this, we must convince Wall Street that we can first produce and market high-quality games, and second, convert those games into financial performance. We expect to accomplish this step-by-step, game-by-game, beginning with the launch of The Suffering and NBA Ballers early this year. They will be the first test of Midway's new approach to making and marketing games.
That concludes our prepared remarks. Operator, please open up the line for questions.
Operator:
Thank you. Ladies and Gentlemen, if you would like to register a question, please press * then the number one on your telephone. If your question has been answered and you would like to withdraw your registration please press the # key. If you are using a speakerphone, please lift your handset before entering your request. One moment please for the first question. Your first question comes from the line of Arvind Bhatia with Southwest Securities.
Arvind Bhatia:	Good afternoon, guys.
David Zucker:	Hey Arvind, how are you?
Arvind Bhatia:
Good. How are you guys? Okay, first question is on the games coming out in 2004. Can you tell us how many games you're talking about, you're talking about six titles and by quarter if you can tell us how many games are coming out roughly speaking? And then if you can talk about what the average price you might be assuming for 2004 for your titles? Then I have a couple of follow ups.
David Zucker:
Okay, first of all we said we have seven drive titles, major titles for 2004, starting with The Suffering which will ship March 8th, NBA Ballers which will be mid-April, Psi-Ops which will be post E3 in the summer and second half games Mortal Kombat VI, NARC and Area 51 and, of course, MLB Slugfest Loaded which will be an early June release. So those are the seven major drive titles. We also have a number of other titles including budget titles and PC titles that will be launching during the year. And in terms of pricing, we, our assumptions assume post The Suffering pricing at thirty nine dollars. We will say that The Suffering is going out at forty nine dollars and we will obviously be monitoring the market place receptance as we go through the year.
Arvind Bhatia:	Okay, and so, it translates into how many total? I mean, if you, are all these games going to be on all platforms?
David Zucker:
Well we, when you say all platforms, we are really focusing this year, most of the titles will be on the, of course, the PlayStation 2 as well as the Xbox, and both PAL and NTSC, and in selected cases I will be looking at the GameCube.

Arvind Bhatia:	So, just, if you can give us a ballpark on what this translates into in terms of numbers of SKU's, is it about 30 or so? You know we kind of added up everything.
David Zucker:	I think, as we said it is the seven major drive titles, and then as we said additional games including budget titles and PC titles during the year.
Arvind Bhatia:
Gotcha. Okay and then cash requirements you talked about getting some additional financing here. You also have a $100 million shelf registration now. So tell us kind of how you feel about the, what's your cash plan here going forward for the rest of the year?
Thomas Powell:
Well, when we look at our cash plan Arvind, we see that our current cash position, as well as our operating expectations for the year, coupled with this term loan revolver facility that I mentioned, we see that as adequate to meet our needs throughout the year. In terms of the shelf, we have really put that out there as a means to gain quicker more efficient access to the equity markets. As you are aware many of our competitors or at least several of our competitors also have shelf registration statements active.
Arvind Bhatia:
Okay, gotcha. So now the first quarter loss, I think you said about $19 million and for the year you're saying about a $20 million loss. So we should assume that second quarter onwards you'll be pretty close to break even and be making money, I guess? Is that kind of the plan the rest of the year?
David Zucker:
Yeah, that would be the math. Certainly we have Mortal Kombat VI which we think will be the biggest and best yet for a number of reasons in the fourth quarter. So, we expect fourth quarter to be the best quarter for the year.
Arvind Bhatia:	Should we assume that the profitability will be consistent with more, I guess, a little ibt skewed towards Q4? Should we assume close to break even in Q2 and Q3?
David Zucker:	Yeah Arvind, we will be giving guidance at our next call for second quarter earnings and so we will give that guidance at that time.
Thomas Powell:
It's also a safe thing to realize that our seasonality generally skews towards the fourth quarter and when you look at Mortal Kombat it is a very significant title for us. So you can imagine that our seasonality will marry more of our historical past, as well as that of the industry in terms of revenues and profitability associated with...
David Zucker:
If you keep in mind Mortal Kombat: Deadly Alliance when it shipped in November of 2002, we actually sold through $55 million in the U.S. in that quarter in 2002. And we will be shipping this year. It is our plan to ship both the PAL and NTSC versions both earlier in the fourth quarter as well as both the European and a U.S. release.
Arvind Bhatia:	Gotcha, thank you guys.
David Zucker:	Thank you, Arvind.
Operator	Your next question comes from the line of Heath Terry with C.S.F.B.

Heath Terry:
Thanks. David, can you talk a little bit about, I guess two titles that were noticeably absent for me from the seven drive titles that you mentioned were your NHL and NFL franchises? Is it fair to say that your experience in those markets just aren't, have caused you to decide this is not really a business that you really want to be in and what kind of results are you looking for in your other sports titles like NBA Ballers and Slugfest where you face significant competition from EA? What kind of results are you looking for when it comes to making the decision to stay in that market?
David Zucker:
Right. You know we are, Midway is very much in the sports business going forward. If you look at, what's interesting if you go back and look at sports titles, the sort of over-the-top, you call them over-the-top type of sports titles, including EA's over-the-top sports titles, you know the year in which they initially launched, they actually, going back over the last five years, outsell the number one simulation oriented game in the year that they launched. We have in Midway's core competency, Midway's strength, whether it is in human form capture, character composite processes. Midway has real competency and strength in the over-the-top sports genre and where we may have by trying to turn those over-the-top sports titles into annual franchises, we entered into a territory which was maybe a little bit outside of our core competency. And also for over-the-top type sports kind of game, buyers don't buy them annually for the roster upgrades. The feature sets need to be moved far enough along. There has to be enough innovation in the next product to warrant new demand. So, NBA Ballers is exactly the kind of title that we will be doing going forward. I think you will see NBA Ballers is the best looking graphically and superb game in terms of the game play elements that it brings to bear. But it also is very novel and fresh in the sense that it combines the lifestyle elements of being an NBA superstar into, actually there is a full story mode in this game, which is the first real in depth story mode in a sports videogame. So, the NBA Ballers is exactly the kind of game we making going forward. We will be making sports games in 2005 and 2006. We will essentially not be pursuing an annual sports release title approach. We will be leveraging our competency in over-the-top sports. You'll see for example, NBA Ballers, NBA Street was launched, I guess, a year ago, and that's typically, it appears to be on a two year kind of cycle. We will be unlikely to come back with a next version of NBA Ballers for two years. So we would not anticipate seeking out head-to-head competition with EA on the over-the-top sports categories in terms of releases and that's just going to be smart planning.
Heath Terry:
Sure, that certainly makes sense. Can you talk a little bit more about what your expectations are in terms of game quality? Clearly, that has been a focus for you in this period in between releases. Is there a, when it comes to looking at things like meta critic and stuff, is there a number that you are shooting for when it comes to the ratings on particularly these first two releases like Ballers and Espionage?

David Zucker:
You look at Gamerankings.com, we are shooting for 80% average review scores. I think you see that games that tend to achieve 80% average review scores tend to, a higher percentage of those games do well on a sales front than those that achieve 70 as an average review score.
Heath Terry:	So 80 is our target?
David Zucker:	80 plus.
Heath Terry:	Great, thank you.
Operator:	Your next question comes from the line of Stuart Halpern with RBC Capital Markets.
Stuart Halpern:	Thanks. Three questions, first for Tom. What were the reserves?
Thomas Powell:	I'm sorry could you say the question again?
Stuart Halpern:	The reserves?
Thomas Powell:	On receivables or?
Stuart Halpern:	Receivables reserves.
Thomas Powell:	Sure, we had reserves for price protection returns of $9.4 million which is about 38% of the gross receivable.
Stuart Halpern:
Two broader questions, maybe these are for David. You talk about improving product quality, you know, fewer, bigger, better. The first quarter guidance of $12 million, it almost seems to suggest that you have fairly modest expectations for Suffering. I mean, you know, 300,000 units of Suffering at $49.99 would be near $12 million just by itself. So it seems to suggest that you are modeling in something less than that. Are you kind of low-balling us or is it based on...
David Zucker:
I think the key, as I have said, as you're aware, retailers are increasingly adopting just-in-time approach to shipping games. This is a new I.P. The good news is that retailers are excited about this game. We expect it to have full distribution across all the major retailers. Walmart's target is four weeks of inventory. So, we expect if this game is successful and does well, the game will be looking at re-orders. The ship in will be, we are not doing a massive ship in here on this game, but we are getting it on the shelves.
Stuart Halpern:	Would the annual guidance that you are giving assume that there will be re-orders in Q2?
David Zucker:	Yes it does.
Thomas Powell:	Yes, sir.
Stuart Halpern:
Gotcha. Just to further a more conceptual point—you've hired quite a number of people to upgrade as you described both on marketing as well as on the product development side. What do you think is the single biggest selling point in terms of getting new experienced, higher quality people to Midway at this point?

David Zucker:
One thing and one thing only as being the single biggest, we show them the games. People come in. They look under the hood. They see The Suffering. They play NBA Ballers. They look at Psi-Ops, really this incredibly innovative and ground breaking game. They look at the quality at this stage of development of Area 51. They see what Ed Boon and his team are doing for the next Mortal Kombat. They look at what we have on the slate for 2005 and they get excited. They see an opportunity to have a company that has had a difficult transition out of the arcade business where it was the industry leader and they see a chance for Midway to get back to its former glory, but it is about the games and the people here, the product development people.
Stuart Halpern:	Okay, thank you.
Operator:	Your next question comes from the line of Edward Williams of Harris Nesbitt Gerard, Inc.
Edward Williams:	Hi, good afternoon. Tom, first of all, can you just clarify the $16 million that you eluded to as product development? This is the cash expenditure on a quarterly basis?
Thomas Powell:	Yes, just to be clear, that is our current cash run rate and then obviously as we account for things we would capitalize a portion of that and expense another portion of that.
Edward Williams:	As you look out over the course of the year of 2004, what do you think will be running through the income statement relative to the cash outlay?
Thomas Powell:	On the product development expense?
Edward Williams:	Yes.
Thomas Powell:	In the neighborhood of $25 million is our expectation.
Edward Williams:
Okay and then looking towards the distribution of the product, can you comment a little bit about what your plans are internationally? I know you mentioned that it was about 11% of revenues for the fourth quarter. I don't know off the top of my head what it was for the year, but as you look into 2004 should we see this grow fairly dramatically ahead of the company growth, and, if so, how are you going to go about trying to achieve that?

David Zucker:
Let me ask you, I just, in fact, just came back from nine days over in Europe, where we met with our distribution sales team over there across Europe as well as the number of key major retailers there. Clearly, one of the great opportunities for Midway as it looks forward is that we have historically had anywhere from 10 - 20% of our revenue coming out of Europe. And as you know, going by the industry forecast sometime next year there will be more PS2's in the PAL territories than there will be in the United States. So this is a huge opportunity for Midway. It's an area that I have considerable background and experience and I ran ESPN International for six years. Just as we are putting in place a number of changes beginning with the second half of last year on product development, on marketing, on strategy, we are really going after that in spades in Europe and there really is some low hanging fruit and ways for us to get better performance and higher percentage of our revenues coming out of Europe. But also add a couple of other things that we will be doing PC titles this year for the first time in some time which is as you know much more relevant in certain territories like Germany for example, where they are a big part of the business. We're also, because of our mix, we will be doing over-the-top sports games, but there will typically be one or two titles during the year. There will be more other non-U.S. sports titles which will be more relevant obviously than U.S. sports titles would have been for Europe. So we see an opportunity for real growth there. The other thing we are doing this year and we felt like we missed an opportunity last time with Mortal Kombat: Deadly Alliance which did not ship in Europe until after the Christmas holidays, and we believe we may have lost a couple hundred thousand units as a result of that. So we are, the plan this year is to get the PAL released in the fourth quarter during the holiday season in Europe.
Edward Williams:
Okay, are you doing any development actually in Europe at this point to make the product a little more Eurocentric or are you going to take the engine first in some of the games and maybe do Eurocentric sports but develop them in the U.S.?
David Zucker:
Well, if you look at the top selling titles in Europe, they are with the exception essentially of Konami's Winning Eleven Soccer and EA's soccer games, the soccer games. They are essentially the same titles. It's the top ten, top twenty sellers in European wide basis are the same big sellers in the U.S.: Need for Speed, Tony Hawk, True Crime. So the issue, I am not sure whether Eurocentric approach to making games. I think we do a better job on the marketing front with a new marketing team, integrating with them and I think just by a function of the games we are developing in 2004 and especially, as well as in 2005 and 2006, they are more relevant for a European audience than they have been in the past. So I think, the question of product selection, and the answer to your question, yes, we do have developers working on games over in Europe for us.
Edward Williams:	What is the, going off topic for a moment, what is your headcount in development at this point?
David Zucker:	Around 300 people.
Edward Williams:	And how many games are they working on?

David Zucker:	Well, we've got something like 20 games in development overall.
Edward Williams:	Okay, the seven major ones.
David Zucker:	20 titles that is.
Edward Williams:	And then Tom going back to you for a moment, what is your projected cash flow from operations as you look into calendar '04 at least as a ball park range given your expected net loss?
Thomas Powell:
Sure, well assuming that our working capital remains constant as you know that can shift the upward cash flow, we expect our cash flow from operations to be about the same as the net loss, it will be in the neighborhood of that.
Edward Williams:	So the contingency is going to be when in the fourth quarter your product ships?
Thomas Powell:	Yes.
Edward Williams:	So that's what your receivables are?
Thomas Powell:
Yes, so obviously if it ships later we would potentially tighten more up on the balance sheet in the form of receivables. And then just coming back to the question you first asked me to make sure that I answer the question that you were asking. Of the $16 million that we are currently spending on a cash basis each quarter on product development, let's say that's $60 million on an annualized basis. The $25 million that I quoted is the amount that is expensed to the period cost to the R&D line, with the other $35 million being capitalized and obviously the extent those products release in the year some of that capitalized costs will come back as expense as well.
Edward Williams:	Some of it will be in the income statement?
Thomas Powell:
Yes so $25 million goes directly to the income statement, the rest gets capitalized and some of that will come back to the income statement for titles released in 2004 and the rest would be carried or on the balance sheet for titles releasing in 2005.
Edward Williams:	Okay.
Thomas Powell:	If that is clear.
Edward Williams:
Yes, and David jumping back to you for a moment. How many of the games that you have in development at this point, are all of them being developed in internal studios? Are you working with any external studios at this point and if so what is the blend?
David Zucker:
Yes, we work with external studios as well as internal studios and we shoot for a kind of 50/50 relationship and if you look at the titles this year, obviously Mortal Kombat is being developed internally by our team here. NBA Ballers is being developed internally. The Suffering is with Surreal. Psi-Ops is an internal game. Area 51 is down in Texas with Inevitable. So it is a mix.
Edward Williams:	Okay, great, thank you.

Operator:	Ladies and Gentlemen, as a reminder, to register for a question press * then the number one. You have a follow up question from Stuart Halpern with RBC Capital Markets.
Stuart Halpern:
Thanks for taking the follow up. The reference David that you're making to PC games, you're saying PC and value, should we assume that these are going to be value PC games or are these self standing PC games?
David Zucker:
No, no, no, different things all together. In PC titles for example where we intend to have a PC release of The Suffering, for example. Budget titles we intend to have a sequel to Midway Arcade Treasures this year, Midway Arcade Treasures II essentially, which will be a Christmas, a holiday release title this year.
Stuart Halpern:	Okay, so you are not referring to having a totally individual PC products separate from the line up, these would be ports essentially.
David Zucker:	Yeah, we're talking about I mean our titles this year are much more. We look at a first person shooter like Area 51, a title like Psi-Ops, The Suffering, NARC, are much more amenable to a PC SKU.
Stuart Halpern:	Sure that makes sense. Okay, thanks.
Operator:	We are queuing the roster, one moment please. Your next question comes from Mike Wallace of UBS Warburg.
Mike Wallace:
Hi. Looks like you are banking on a lot for the three titles towards Christmas. Could you tell us a little more about that? Is Mortal Kombat going to be online enabled? Area 51 and NARC, I don't think we have seen those. Are those straight up first person shooters or are they different? Maybe just give us a little more detail.

David Zucker:
Sure you know, I mean we, obviously Mortal Kombat, for The Mortal Kombat the good news there is the team, Ed Boon and the team, we have this fighting engine here. We have been perfecting it over many years. We've really been able to focus on content for this next game. There will be a couple of key draws. It will be the first fighting game, 3D fighting game online on both the PlayStation 2 and Xbox and so that's a pretty big development. Secondly, there will be an incredible level of content and depth in the game. There will be a separate action adventure conquest mode which will be many hours of adventure play. There will be puzzle games, board games, and the third thing will be some fairly extensive innovation in the fighting itself. There will be extensive use of interactive backgrounds and environments both in a positive and negative way such that the outcome of the battles, the fights, the interactive environments will be as deterministic in those outcomes as the actual fighting mechanics themselves. So clearly we are very excited about this title. You will certainly see it in full view at E-3. And as I mentioned earlier that Mortal Kombat: Deadly Alliance is actually a title that just in the calendar year that it was launched sold $55 million dollars worth of units just in the U.S. Area 51 is a first person shooter. It will be online, multi player and so forth. It is a sequel to our successful PS1 title. It was also an arcade, a classic game. This game is getting a lot of buzz in the industry. It's a great looking game and we will be showing it off at our Gamers' Day event on Friday in Las Vegas with all the media enthusiasts and attendees there. NARC is a sand box play game will really be the first game to kind of extensively explore what we call the seedy underbelly of the drug culture. We'll see some really innovative game play in that and that will be as we said a second half title. Was there anymore? Was that helpful or anything else I can expound on?
Mike Wallace:	No that's it, thanks.
David Zucker:	Okay.
Operator:	There are no further questions at this time. I will now turn the call back to you. Please continue with your presentation or closing remarks.
David Zucker:	Thank you very much. We look forward to talking to you soon.
Operator:	Ladies and Gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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TRANSCRIPT OF MIDWAY GAMES INC. FOURTH QUARTER AND FULL YEAR 2003 FINANCIAL RESULTS CONFERENCE CALL FEBRUARY 25, 2004